Exhibit 99.1

Everspin Reports Unaudited First Quarter 2025 Financial Results

Chandler, AZ, April 30, 2025 — Everspin Technologies, Inc. (NASDAQ: MRAM), the world’s leading developer and manufacturer of magnetoresistive random access memory (MRAM) persistent memory solutions, announced preliminary unaudited financial results for the first quarter ended March 31, 2025.

“Our recent design wins showcase the strength of our solutions for mission critical applications, as evidenced by our recent contract with Astro Digital, Digital, a supplier of complete satellite systems for deep space missions,” said Sanjeev Aggarwal, President and Chief Executive Officer. “To further address these markets, we announced two new products as part of our Orion xSPI family featuring automotive temperature range to addresses the growing demand for persistent, high-speed memory in aerospace, defense, and extreme industrial environments. We expect our existing and new customers to deploy Everspin’s robust MRAM products and technology in such mission critical applications through design wins and Strategic Radiation Hard programs for memory and FPGA applications.”

First Quarter 2025 Results

●	Total revenue of $13.1 million, compared to $14.4 million in the first quarter of 2024.
●	MRAM product sales, which include both Toggle and STT-MRAM revenue, of $11.0 million, compared to $10.9 million in the first quarter of 2024.
●	Licensing, royalty, patent, and other revenue of $2.1 million, compared to $3.6 million in the first quarter of 2024.
●	Gross margin of 51.4%, compared to 56.5% in the first quarter of 2024.
●	GAAP operating expenses of $8.7 million, compared to $8.8 million in the first quarter of 2024.
●	Interest and Other income, net of $0.8 million, compared to $0.4 million in the first quarter of 2024.
●	GAAP net loss of $1.2 million, or $(0.05) per diluted share, compared to net loss of $0.2 million, or $(0.01) per diluted share, in the first quarter of 2024.
●	Non-GAAP net income of $0.4 million, or $0.02 per diluted share, compared to $1.5 million, or $0.07 per diluted share, in the first quarter of 2024.
●	Cash and cash equivalents as of March 31, 2025, increased to $42.2 million.

“We are pleased with our first quarter results, which came in above our expectations, driven by higher than anticipated product revenue. Our performance reflects the consistency of our team’s execution and our continued focus on prudent expense management,” said Bill Cooper, Everspin’s Chief Financial Officer. “We did not experience any tariff related impact on our Q1 results. Based on the United States current exemption for semiconductors and our shipping terms into China, our guidance for the second quarter does not include potential impact from tariffs. However, the situation continues to be fluid, and we are monitoring it closely.”

Business Outlook

For the second quarter 2025, Everspin expects total revenue in a range of $12.5 million to $13.5 million and GAAP net (loss) income per basic share to be between $(0.05) and $0.00. Non-GAAP net income per basic share is anticipated to be between $0.00 and $0.05.

A reconciliation of non-GAAP guidance measures to corresponding GAAP guidance measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. Stock-based compensation-related charges are impacted by the timing of employee stock transactions, the future fair market value of Everspin’s common stock, and Everspin’s future hiring and retention needs, all of which are difficult to predict and subject to constant change. These factors could be material to Everspin’s results computed in accordance with GAAP. This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as public health-related events or outbreaks, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including recent market volatility, semiconductor downturn and the other risk factors described in Everspin's filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, its Quarterly Reports on Form 10-Q filed with the SEC during 2025, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Non-GAAP gross profit, gross margin, operating expenses, operating income (loss), operating margin, net income (loss), and EPS which are defined as the GAAP financial measures excluding the effect of stock-based compensation charges. Everspin’s GAAP tax rate is effectively zero due to NOL carryforwards, thus a Non-GAAP tax rate is not included as a Non-GAAP financial measure.

Everspin’s management and board of directors use these non-GAAP measures to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that these non-GAAP measures provide useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. These non-GAAP financial measures should be considered in addition to, not as superior to, or as a substitute for, financial measures reported in accordance with GAAP. Moreover, other companies may define these non-GAAP measures differently, which limits the usefulness of this measure for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. Please see the tables included at the end of this release for the reconciliation of GAAP to non-GAAP results.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, April 30, 2025, at 5:00 p.m. Eastern Time.

Dial-in details: To access the call by phone, please go to this link and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

The live webcast of the call will be accessible on Everspin’s website at investor.everspin.com. Approximately two hours after the conclusion of the live event, an archived webcast of the conference call will be accessible from the Investor Relations section of Everspin’s website for twelve months.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest-performance non-volatile memory for industrial IoT, data centers and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects” or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for second quarter 2025 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025, and its Quarterly Reports on Form 10-Q filed with the SEC during 2025, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made, and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

Monica Gould

The Blueshirt Group

T: 212-871-3927

ir@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$42,158	$42,097
Accounts receivable, net	12,565	11,722
Inventory	10,991	9,110
Prepaid expenses and other current assets	1,037	1,272
Total current assets	66,751	64,201
Property and equipment, net	3,671	3,220
Intangible assets, net	2,973	3,416
Right-of-use assets	4,230	4,549
Other assets	2,605	2,403
Total assets	$80,230	$77,789

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,182	$2,278
Accrued liabilities	2,556	2,449
Deferred revenue	1,140	78
Lease liabilities, current portion	1,323	1,306
Contract obligations	2,598	2,034
Software liabilities, current portion	1,769	1,769
Total current liabilities	12,568	9,914
Lease liabilities, net of current portion	2,998	3,336
Software liabilities, net of current portion	1,345	1,784
Long-term income tax liability	286	162
Total liabilities	$17,197	$15,196
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 22,352,145 and 22,059,697 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	2	2
Additional paid-in capital	201,066	199,460
Accumulated deficit	(138,035)	(136,869)
Total stockholders’ equity	63,033	62,593
Total liabilities and stockholders’ equity	$80,230	$77,789

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Product sales	$11,026	$10,860
Licensing, royalty, patent, and other revenue	2,112	3,570
Total revenue	13,138	14,430
Cost of product sales	6,029	6,002
Cost of licensing, royalty, patent, and other revenue	356	268
Total cost of sales	6,385	6,270
Gross profit	6,753	8,160
Operating expenses:
Research and development	3,356	3,418
General and administrative	3,838	4,036
Sales and marketing	1,491	1,306
Total operating expenses	8,685	8,760
Loss from operations	(1,932)	(600)
Interest income	408	439
Other income (expense), net	388	(41)
Net loss before income taxes	(1,136)	(202)
Income tax expense	(30)	—
Net loss and comprehensive loss	$(1,166)	$(202)
Net loss per common share:
Basic	$(0.05)	$(0.01)
Diluted	$(0.05)	$(0.01)
Weighted average shares of common stock outstanding:
Basic	22,188,114	21,252,359
Diluted	22,188,114	21,252,359

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net loss	$(1,166)	$(202)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	846	398
Stock-based compensation	1,577	1,714
Changes in operating assets and liabilities:
Accounts receivable	(843)	(1,524)
Inventory	(1,881)	338
Prepaid expenses and other current assets	235	538
Other assets	(56)	—
Accounts payable	1,066	(36)
Accrued liabilities	(103)	(2,266)
Deferred revenue	1,062	(255)
Contract obligations	564	—
Lease liabilities, net	15	2
Long-term income tax liability	124	—
Net cash provided by (used in) operating activities	1,440	(1,293)
Cash flows from investing activities
Purchases of property and equipment	(913)	(1,205)
Purchases of intangible assets	(478)	—
Net cash used in investing activities	(1,391)	(1,205)
Cash flows from financing activities
Payments on finance leases	(17)	—
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	29	353
Net cash provided by financing activities	12	353
Net increase (decrease) in cash and cash equivalents	61	(2,145)
Cash and cash equivalents at beginning of period	42,097	36,946
Cash and cash equivalents at end of period	$42,158	$34,801
Supplementary cash flow information:
Operating cash flows paid for operating leases	$353	$349
Financing cash flows paid for finance leases	$17	$8
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for finance lease liabilities	$—	$297
Purchases of property and equipment in accounts payable and accrued liabilities	$230	$—

EVERSPIN TECHNOLOGIES, INC.

Supplemental Quarterly Financial Results

(In thousands, except per share amounts)

(Unaudited)

	GAAP Financial Results
	Three months ended			Three months ended
	March 31,			December 31,
	2025	2024	Y/Y	2024	Q/Q
Revenue	$13,138	$14,430	(9)%	$13,243	(1)%
Gross Profit	$6,753	$8,160	(17)%	$6,798	(1)%
Gross Margin	51.4%	56.5%	Down 5.1 ppts	51.3%	Up 0.1 ppts

Operating Expenses	$8,685	$8,760	(1)%	$8,355	4%
Operating Income (Loss)	$(1,932)	$(600)	(222)%	$(1,557)	(24)%
Operating Margin	(14.7)%	(4.2)%	Down 10.5 ppts	(11.8)%	Down 2.9 ppts

Interest and Other Income (Loss)	$796	$398	100%	$2,645	(70)%
Net Income (Loss)	$(1,166)	$(202)	(477)%	$1,214	(196)%
Diluted Earnings Per Share	$(0.05)	$(0.01)	(400)%	$0.05	(200)%

	Non-GAAP Financial Results
	Three months ended			Three months ended
	March 31,			December 31,
	2025	2024	Y/Y	2024	Q/Q
Revenue	$13,138	$14,430	(9)%	$13,243	(1)%
Gross Profit	$6,939	$8,160	(15)%	$6,798	2%
Gross Margin	52.8%	56.5%	Down 3.7 ppts	51.3%	Up 1.5 ppts

Operating Expenses	$7,294	$7,046	4%	$6,750	8%
Operating Income (Loss)	$(355)	$1,114	(132)%	$48	(840)%
Operating Margin	(2.7)%	7.7%	Down 10.4 ppts	0.4%	Down 3.1 ppts

Interest and Other Income (Loss)	$796	$398	100%	$2,645	(70)%
Net Income (Loss)	$411	$1,512	(73)%	$2,819	(85)%
Diluted Earnings Per Share	$0.02	$0.07	(71)%	$0.13	(85)%

EVERSPIN TECHNOLOGIES, INC.

Supplemental Reconciliations of GAAP Results to Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,				December 31,
	2025		2024		2024
	Gross	Gross	Gross	Gross	Gross	Gross
	Profit	Margin	Profit	Margin	Profit	Margin
GAAP	$6,753	51.4%	$8,160	56.5%	$6,798	51.3%
Stock-Based Compensation, COGS	186		—		—
Non-GAAP	$6,939	52.8%	$8,160	56.5%	$6,798	51.3%

	Operating	As a %	Operating	As a %	Operating	As a %
	Expenses	of Revenue	Expenses	of Revenue	Expenses	of Revenue
GAAP	$8,685	66.1%	$8,760	60.7%	$8,355	63.1%
Stock-Based Compensation, R&D	(497)		(580)		(707)
Stock-Based Compensation, SG&A	(894)		(1,134)		(898)
Non-GAAP	$7,294	55.5%	$7,046	48.8%	$6,750	51.0%

	Operating	Operating	Operating	Operating	Operating	Operating
	Income (Loss)	Margin	Income (Loss)	Margin	Income (Loss)	Margin
GAAP	$(1,932)	(14.7)%	$(600)	(4.2)%	$(1,557)	(11.8)%
Stock-Based Compensation	1,577		1,714		1,605
Non-GAAP	$(355)	(2.7)%	$1,114	7.7%	$48	0.4%

	Net	Earnings	Net	Earnings	Net	Earnings
	Income (Loss)	Per Share	Income (Loss)	Per Share	Income (Loss)	Per Share
GAAP	$(1,166)	$(0.05)	$(202)	$(0.01)	$1,214	$0.05
Stock-Based Compensation	1,577	0.07	1,714	0.08	1,605	0.08
Non-GAAP	$411	$0.02	$1,512	$0.07	$2,819	$0.13